Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Host Marriott Corporation for the registration of 145,294,118 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedules of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts, Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated November 17, 2005, with respect to the combined financial statements of Acquired Businesses included in the Registration Statement (Form S-4) and related Prospectus of Host Marriott Corporation for the registration of 145,294,118 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

January 18, 2006